EXHIBIT 99.6<?xml:namespace prefix = o ns = "urn:schemas-microsoft-com:office:office" />

CITIGROUP INC.
USD 500,000,000 3.875% Notes due December 2008
under the
Euro Medium Term Note Programme

The securities described herein have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
1.	Issuer:	Citigroup Inc.
2.	Specified Currency:	United States Dollars ("USD")
3.	Aggregate Nominal Amount of Series:	USD 500,000,000
4.	Issue Price:	101.364% of the Aggregate Nominal Amount
5.	Specified Denominations:	USD 1,000, USD 10,000 and USD 100,000
6.	Issue Date:	12 November 2003
7.	Maturity Date:	15 December 2008
8.	Interest Basis:	Fixed Rate
9.	Redemption/Payment Basis:	Redemption at par
10.	Status of the Notes:	Senior
11.	Listing:	Luxembourg Stock Exchange
PROVISIONS RELATING TO INTEREST PAYABLE
12.	Fixed Rate Note Provisions	Applicable
	(i) Rate of Interest:	3.875% per annum payable annually in arrears
	(ii) Interest Payment Dates:	15 December in each year subject to Following Business Day convention
	(iii) Fixed Coupon Amounts:	USD 38.75 per Note of USD 1,000 in Nominal Amount; USD 387.50 per Note of USD 10,000 in Nominal Amount; and USD 3,875.00 per Note of USD 100,000 in Nominal Amount
	(iv) Day Count Fraction:	30/360
(v) Broken Amounts:
There will be a long initial Interest Period from and including the Issue Date to but excluding the first Interest Payment Date.  In respect of the initial Interest Period only, the Fixed Coupon Amounts were:  USD 42.30 per Note of USD 1,000 in Nominal Amount; USD 423.02 per Note of USD 10,000 in Nominal Amount and USD 4,230.21 per Note of USD 100,000 in Nominal Amount.

PROVISIONS RELATING TO REDEMPTION
13.	Final Redemption Amount	Par
14.	Early Redemption Amount	Par, payable upon redemption for taxation reasons or on event of default.
GENERAL PROVISIONS APPLICABLE TO THE NOTES
15.	Form of Notes:	Bearer Notes
16.	Redenomination, renominalisation and reconventioning provisions:	Not Applicable
17.	Consolidation provisions:	Not Applicable
DISTRIBUTION
18.	TEFRA:	The D Rules are applicable
OPERATIONAL INFORMATION
19.	ISIN Code:	XS0179936231
20.	Common Code:	017993623